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TRONOX HOLDINGS PLC
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 Tronox Holdings plc | tronox.com | Confidential & Proprietary | © 2025  1  Tronox 2025 Annual General Meeting of Shareholders  Supplementary Proxy Material

 Election of Fawaz Al-Fawaz as a Tronox Director  Mr. Al-Fawaz was recently nominated for election to the Tronox Board by our largest shareholder, Cristal, who owns approximately 24% of our shares.   Mr. Al-Fawaz is CEO of the parent company of Cristal -- TASNEE, a Saudi listed company – and also serves on the Board of two other Saudi listed companies, as well as serves as a member of the audit committee of a Saudi listed company.  Under its shareholders’ agreement with us, Cristal has the right to nominate two members and has chosen Mr. Al-Fawaz as one of its members to represent its interests.  Under many investors’ policies, Mr. Al-Fawaz could be deemed “over boarded.”   The Board Urges Shareholders to Vote “For” Mr. Al-Fawaz  As the CEO of our largest shareholder, Mr. Al-Fawaz is well positioned to represent all shareholders’ interests.  Mr. Al-Fawaz is uniquely positioned to help us succeed in Saudi Arabia where we operate one of our largest pigment facilities. Tronox is the only company we know of who operates in KSA via a 100% owned subsidiary and it is critical that we have individuals like Mr. Al-Fawaz on our Board.  Mr. Al-Fawaz understands the commitment needed to serve on the Tronox Board and has committed to reduce the number of outside Board seats by the 2028 AGM.  The proposed timeframe for Mr. Al-Fawaz to reduce his outside Board commitments is appropriate given that the other Board’s on which he serves will need to find replacement members of Mr. Al-Fawaz’s experience and stature in Saudi Arabia.